Exhibit 99.1

Comerica Announces Full Redemption of its Series A Preferred Stock and Related Depositary Shares

DALLAS, June 10, 2025 – Comerica Incorporated (NYSE: CMA) announced today that it will redeem all 4,000 outstanding shares of its 5.625% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), and the corresponding depositary shares, each representing a 1/100th ownership interest in a share of Preferred Stock (the “Depositary Shares”).

The Depositary Shares will be redeemed simultaneously with the Preferred Stock on the upcoming dividend payment date on July 1, 2025 (the “Redemption Date”), at a redemption price of $1,000 per Depositary Share (equivalent to $100,000 per share of Preferred Stock) (the “Redemption Price”). Accordingly, the Redemption Price does not include declared and unpaid dividends. Regular quarterly dividends will be paid separately in the customary manner on July 1, 2025, to holders of record at the close of business on June 13, 2025, prior to the consummation of the redemption.

All regulatory requirements relating to the redemption of the Preferred Stock and corresponding Depositary Shares have been satisfied by Comerica. The Depositary Shares are held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the applicable procedures of DTC. Payment of the Redemption Price for the Depositary Shares will be made to DTC by Computershare Inc. and Computershare Trust Company, N.A., jointly, as redemption agent, on the Redemption Date. The address for the redemption agent is:

Computershare Trust Company, N.A.
Attn: Corporate Actions, COY: CMA
150 Royall Street, Suite 101
Canton, MA 02021.

Investors in the Depositary Shares should contact the bank or broker through which they hold a beneficial interest in the Depositary Shares for information about obtaining the redemption payment for the Depositary Shares in which they have a beneficial interest.

This press release does not constitute a notice of redemption under the certificate of designations governing the Preferred Stock or the deposit agreement governing the Depositary Shares.

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Commercial Bank, The Retail Bank and Wealth Management. Comerica, one of the 25 largest commercial U.S. financial holding companies, focuses on building relationships and helping people and businesses be successful. Comerica provides banking centers across the country with locations in Arizona, California, Florida, Michigan and Texas. Founded on Aug. 17, 1849, in Detroit, Michigan, Comerica continues to expand into new regions, including its Southeast Market, based in North Carolina, and Mountain West Market in Colorado. Comerica has offices in 15 states and services 13 of the 15 largest U.S. metropolitan areas, as well as Canada and Mexico. Comerica reported total assets of $77.6 billion at March 31, 2025. Learn more about how Comerica is raising expectations of what a bank can be by visiting www.comerica.com, and follow us on Facebook, X, Instagram and LinkedIn.

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Louis Mora	Lindsey Baird
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